EXHIBIT 10.11

                               3M LIBRARY SYSTEMS
                             DISTRIBUTION AGREEMENT

This Agreement is made between Minnesota Mining and Manufacturing Company, acting through its Safety & Security Systems Division Electronic Article Surveillance Systems Project, having its principal place of business at 3M Center, St. Paul, Minnesota 55144 1000 (3M) and Knogo North America Inc., a corporation which has its principal office at 350 Wireless Blvd., Hauppauge, Long Island, New York (KNOGO), as follows:

WHEREAS, 3M and KNOGO have entered into an Assets Purchase Agreement, of even date herewith, whereby 3M has purchased and KNOGO has transferred and assigned to 3M certain of KNOGO's assets, including intellectual property, customer lists, and service agreements with KNOGO's library customers (the "Assets Purchase Agreement"); and

WHEREAS, in contemplation of the Assets Purchase Agreement, 3M and KNOGO entered into a Letter of Intent dated January 22, 1996; and

WHEREAS, as provided in the Assets Purchase Agreement, 3M desires to appoint KNOGO, and KNOGO wishes to accept appointment, as a nonexclusive distributor of 3M's Library Security Systems and related products in the Market defined below, pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing representations, and of the following mutual and reciprocal promises and agreements, the parties state and agree as follows:

1.   SCOPE OF AGREEMENT

     A. This Agreement defines the relationship between 3M and KNOGO with respect to KNOGO's purchase and resale of the 3M Library Systems Products identified in Exhibit A, which is attached and made part of this Agreement (collectively, the "PRODUCTS"). New, additional or replacement products offered by 3M for sale to its library customers shall be added to this Distribution Agreement upon mutual written agreement of the parties, upon specific terms negotiated in good faith and substantially similar to the terms of this Agreement.

     B. The geographic market covered by this Agreement is the United States, Canada and Puerto Rico (the "Market"). Under no circumstances shall KNOGO either directly or indirectly advertise, promote or sell the PRODUCTS outside the Market, or assist any other person to do so. If KNOGO subsequently learns that a customer within the Market is selling PRODUCTS outside of the Market, KNOGO agrees to immediately cease selling PRODUCTS to that customer.

     C. 3M does and will continue to sell the PRODUCTS directly and indirectly through distributors, sales agents, buying consortia and others in the Market.

2.   3M'S OBLIGATIONS TO KNOGO.

     3M agrees to:

     A. Sell or license (as appropriate) PRODUCTS to KNOGO under the terms of this Agreement and to use all reasonable efforts to promptly fill KNOGO's orders for PRODUCTS. 3M will license the data transfer protocol and interface software developed by 3M for use with 3M's Patron SelfCheck System to KNOGO at no charge during the term of this Agreement.

     B. Make available to KNOGO without charge the services of a 3M sales representative knowledgeable of the PRODUCTS who will provide PRODUCT information and sales and s marketing training and support for KNOGO'S sales representatives, as well as assisting KNOGO's specific customer presentations and proposals.

     C. Provide KNOGO at no charge reasonable quantities of literature, brochures, presentation materials and other like marketing materials that 3M will prepare from time to time for, the purpose of assisting KNOGO to introduce and promote the PRODUCTS.

     D. Provide without charge to KNOGO and its designated employees or agents technical training and certification as to the operation of the PRODUCTS.

     E. Provide to KNOGO's customers installation and service of PRODUCTS; except as provided in paragraph 3(B) below with respect to first year service on certain PRODUCTS, all service charges will be billed directly by 3M to end customers.

     F. For PRODUCTS sold by KNOGO, provide satisfactory evidence of the installation at end customer locations.


3.   KNOGO'S OBLIGATIONS TO 3M.

     KNOGO agrees:

     A. To vigorously and enthusiastically promote the sale of the PRODUCTS through every lawful and proper means, devoting through its sales force at least the same level of energy and resources that KNOGO devoted to the sale of its own library security systems and products prior to this Agreement;

     B. Throughout the term of this Agreement, KNOGO shall not sell or promote to library customers any other library security systems products, accessories or services which compete with or substitute for the use of the PRODUCTS. Within five (5) days after the Effective Date, the parties, through their respective sales management, shall prepare a Transition Sales Plan the provides the details by which KNOGO and 3M will cooperate in the promotion and sale of PRODUCTS and, whenever possible with respect to any pending but unbilled KNOGO orders, the substitution of comparable 3M products for KNOGO's library security systems, products, accessories, and services. Specifically, but without limitation, the Transition Sales Plan shall provide as follows:

     (i) With respect to Knogo hardware and library security systems accessories, other than its patron self-check product (the "Express"), KNOGO shall use all reasonable efforts to persuade its customers, and any prospective customers to whom KNOGO has offered to sell KNOGO products, to accept the 3M PRODUCTS in every case in which the KNOGO products have not been delivered and installed as of the date of this Agreement. This includes specifically those of KNOGO's products for which it has received a purchase order, contract, or notice of award under a formal or informal bidding process, as well as those case in which KNOGO has made proposals or offers to sell its library products, excepting only the immediate obligation to supply the Dallas Public Library. KNOGO shall invite 3M to participate in its efforts, and the parties shall jointly make sales calls and presentations to customers to attempt to persuade the customer to accept comparable 3M PRODUCTS. If despite the cooperative and diligent efforts of the parties a customer to whom KNOGO is contractually obligated demands KNOGO products, then KNOGO may fulfill its contractual obligations by supplying KNOGO products, but only to the extent of the number and type of KNOGO products it is contractually required to supply. For those accounts who agree to accept 3M PRODUCTS in place of KNOGO's products, KNOGO agrees to purchase from 3M the PRODUCTS at the prices stated in Exhibit A. KNOGO understands and agrees that it will fulfill its obligations hereunder even though, in some cases, its cost for the PRODUCTS paid to 3M may be lower than its bid or contract price at which KNOGO has offered to sell its products to KNOGO's customer.

     (ii) With respect to any sales, consignments, trials, or offers to sell KNOGO Express self-check units, KNOGO agrees that KNOGO will not sell, but will use all of its reasonable efforts to at its own cost remove and retake possession of and destroy all KNOGO Express units and any related software or accessories, except for those which have been shipped, installed and billed to the following specific end customers: Paso Robles, Salt Lake City Public Library, Vancouver Public Library, U.C. Davis, Alhambra Public Library, George Mason University, Springfield Green City., Addison Public Library, Palmdale City Library, Ventura County, Cleveland Heights, SUNY-New Paltz, and Newport Beach ("Installed Expresses"). With respect to the Installed Expresses, KNOGO and 3M shall cooperate to persuade such customers, whenever possible through the reasonable efforts of 3M and KNOGO, to trade Installed Expresses for 3M's Self-Check PRODUCTS. 3M will bear the cost of trading out Installed Expresses.

This paragraph is in addition to, and not in conflict with or limitation of, the KNOGO's obligations under paragraph 5.4 of the Assets Purchase Agreement.

     C. To license 3M software PRODUCTS in accordance with the License Agreement attached as Exhibit B and made part of this Agreement. KNOGO shall present and use its best efforts to ensure that all of its customers abide by the terms of that Agreement.

     D. KNOGO shall provide financial information reasonably requested by 3M or its credit provider and will make payment to 3M within the agreed credit terms. KNOGO agrees not to make deductions from invoices until a credit memorandum authorizing the deduction is issued by 3M.

     E. To hold in confidence and not disclose to others 3M's confidential marketing plans, promotional programs, planned product introductions, pricing, or other 3M confidential information without 3M's prior written approval.

     F. To not disparage PRODUCTS or cast PRODUCTS in an unfavorable light, and KNOGO will not misrepresent, either directly or by omission, the capabilities, qualities or characteristics of PRODUCTS

     G. To use 3M's trademarks and tradenames (e.g., "3M," "Patron Self Check") in a manner that distinguishes the 3M mark, does not imply that KNOGO is a part of or owned by 3M, and otherwise as 3M directs. KNOGO is encouraged to obtain 3M's approval of advertising z containing any 3M trademark prior to publication. Upon expiration or termination of this Agreement, KNOGO agrees to remove and discontinue the use of any 3M trademark.

4.   PRICES AND CONDITIONS OF SALE.

     A. PRICES. The price of PRODUCTS and other terms and conditions of sale (including KNOGO discounts, shipping, and minimum order requirements) are as stated in Exhibit A to this Agreement. Some of the PRODUCTS include as part of the price thereof an amount attributable to the provision of service during the first twelve months after installation. KNOGO shall use its commercially reasonable efforts to persuade the customer to purchase a service contract with 3M. z This amount shall be included in KNOGO's PRODUCT price as shown in the Annual Service Agreement column of Exhibit A, and KNOGO agrees to pay this amount, even if the end customer elects to not purchase a service contract. KNOGO is free to sell the PRODUCTS with or without a service contract, however. After the first year after installation, all sales, billing and collection with respect to service contracts shall be handled directly between 3M and the end customer.

     B. PRICE CHANGES. Prices may be increased and other conditions of sale may be changed by 3M at any time upon thirty (30) days' prior written notice to KNOGO, but the change will not affect any order properly accepted by 3M and requesting immediate shipment before the effective date of the change. 3M may decrease prices without notice and KNOGO will be invoiced at the price in effect on the date of shipment. 3M may periodically offer new PRODUCT or introductory offers, on which KNOGO discounts may not in some cases be applied; provided, however, that such discounts shall be applied if and to the extent such PRODUCTS are offered for sale by 3M's direct sales force to end customers at prices less than KNOGO's purchase price.

     C. SPECIAL CONTRACT PRICING. 3M recognizes that KNOGO may place bids for the supply of PRODUCTS over a period of time. Upon the prior written approval of 3M's National Sales Manager, 3M will commit to hold its published prices firm for a period not to exceed six (6) months from the date of approval; provided, however, that if KNOGO's bid is accepted, KNOGO shall promptly provide to 3M Customer Service a complete copy of KNOGO's bid and satisfactory evidence that the bid has been accepted.

     D. TAXES. Prices listed on 3M's price pages do not include sales, use, excise, or similar taxes. The amount of any present, retroactive, or future sales, use, excise or similar tax applicable to KNOGO's purchase of PRODUCTS will be added to the 3M invoice and paid by KNOGO unless KNOGO provides 3M with tax exemption certificates acceptable to the appropriate taxing authorities.

     E. PURCHASE ORDERS. . KNOGO will order PRODUCTS only by purchase orders submitted to 3M. Acceptance of any orders placed by KNOGO, either by written acknowledgment or by shipment of PRODUCTS, does not constitute acceptance by 3M of any of the terms and conditions contained in such orders, except the identification and quantity of PRODUCTS ordered. All orders are governed by the provisions of this Agreement.

     F. ALLOCATION. If any PRODUCT is in short supply, 3M may allocate the available supply among its customers in the manner that 3M considers most equitable, but will assign to KNOGO the highest priority among 3M's customers who buy for purposes of resale.

     G. CREDIT. 3M may change or limit the amount or duration of credit to be allowed KNOGO. 3M may cancel any orders accepted by 3M or delay the shipment of the order, if KNOGO fails to meet payment schedule or other credit or financial requirements reasonably established by 3M.

     H. PRODUCT DISCONTINUANCE. 3M may discontinue the production or sale of any PRODUCT at any time during the term of this Agreement. KNOGO may continue to purchase from 3M and resell any discontinued PRODUCTS for so long as 3M continues to have such PRODUCT available.

5.   TERM; TERMINATION.

     A. The Agreement term begins on the date it is signed by both KNOGO and 3M ("Effective Date").

     B. The Initial Term shall be three (3) years from the Effective Date. Thereafter, this Agreement shall continue automatically for consecutive one-year terms ("Renewal Terms") until terminated. Either party may terminate the Agreement only as provided below.

     C. During the Initial Term, neither party may terminate this Agreement except for a substantial breach by the other party of its material obligations hereunder, which breach is not or cannot be cured within a reasonable time (not to exceed 30 days) after notice from the complaining party. Any notice hereunder shall specify in detail all causes of alleged nonperformance and the corrective actions sought by the complaining party. If all of the causes therefor are not cured to the reasonable satisfaction of the complaining party within the same cure period as above, then this Agreement shall terminate effective upon the expiration of the cure period. An example, without limitation, of a "material" obligation is KNOGO's efforts to promote PRODUCTS as stated in paragraph 3(A) above.

     D. The continued relationship between 3M and KNOGO beyond the Initial Term is based upon mutual expectation of growing sales volume, profits and other advantages, as well as the fulfillment of mutual responsibilities. If after the Initial Term either party wishes for its own reasons to discontinue this Agreement, or if it believes the expected advantages of this Agreement s have not been or cannot be reali7Atl, or that the responsibilities or this relationship are not being fulfilled either party may terminate this relationship by giving the other party advance written notice at least ninety
(90) days prior to the expiration of the then current Initial or Renewal Term of its intent to terminate by registered mail or personal delivery. Either party may exercise its right of termination without having to prove or possess "good cause". Termination shall then become effective on the ninetieth day following such notice, or the expiration of the current Initial or Renewal Term, whichever first occurs.

     E. 3M is not obligated to repurchase PRODUCTS in KNOGO's stock upon termination of this Agreement. KNOGO may sell, in accordance with the terms of this Agreement, those PRODUCTS in its inventory on the date of termination for which 3M has not exercised its option to repurchase.

     F. During the period between giving the notice of termination and the effective date of termination, all PRODUCTS will be delivered to KNOGO on a cash with order basis. Upon {, termination of this Agreement by either party, 3M and KNOGO shall cooperate to see that all end customer needs are served and all orders are filled.

6.   WARRANTY AND LIMITATION OF REMEDIES: DISCLAIMER.

     A. 3M warrants to KNOGO that PRODUCTS are free of defects in material and manufacture at the time of shipment. Individual PRODUCTS may have additional or different warranties as stated on PRODUCT packaging, package inserts, price pages or literature. If any PRODUCT is proven to be defective in material or manufacture during the applicable warranty period, 3M's entire liability and KNOGO's exclusive remedy will be, at 3M's option, 1) repair of ~, PRODUCT, 2) replacement of PRODUCT or 3) refund of the purchase price paid by KNOGO for each defective PRODUCT, within a reasonable time after written notification of the defect and return of the defective PRODUCT to 3M.

     B. THE WARRANTY STATED ABOVE IS MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NO LIMITED TO THE IMPLIED WARRANTY OF MERCHANTABILITY, THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, ANY IMPLIED WARRANTY ARISING OUT OF A COURSE OF DEALING OR OF PERFORMANCE, CUSTOM OR USAGE OF TRADE, EXCEPT OF TITLE AND AGAINST PATENT INFRINGEMENT.

     C. If KNOGO offers express implied warranties and limited remedies which differ from those stated above, KNOGO agrees to assume full responsibility for all liability, loss, cost, and expense arising out of, or in connection with, the different warranties and/or remedies offered by KNOGO.

7.   LIMITATION OF LIABILITIES; TIME LIMIT FOR FILING ACTION.

     A. NEITHER PARTY WILL UNDER ANY CIRCUMSTANCES BE LIABLE TO THE OTHER PARTY FOR DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, REVENUE OR BUSINESS) RESULTING FROM OR IN ANY WAY RELATED TO PRODUCTS, ANY OF KNOGO'S PURCHASE ORDERS, THIS AGREEMENT OR THE TERMINATION OF THIS AGREEMENT. This limitation applies regardless of whether the damages or other relief are sought based on breach of warranty, breach of contract, negligence, strict liability in tort or any other legal or equitable theory. This limitation does not apply to direct damages caused by breach of a material obligation under this Agreement (except breach of warranty) or to claims for personal injury by a third party.

     B. Any action for breach of warranty or otherwise in any way arising under or related to this Agreement must be commenced within one (1) year after KNOGO becomes aware of the breach.

8.   EXCUSED PERFORMANCE.

     Except for KNOGO's obligation to make payment to 3M, neither party will be liable for any failure to perform its obligations under this Agreement if due to any cause beyond the i reasonable control of the non-performing party.

9.   RELATIONSHIP OF THE PARTIES.

     The relationship established between 3M and KNOGO by this Agreement is that of a vendor to its vendee. KNOGO is not an agent or franchisee of 3M and has no authority to bind 3M, transact any business in 3M's name or on its behalf in any manner, or make any promises or representations on behalf of 3M. KNOGO agrees to represent itself only as an independent business that is an "authorized 3M Library Security Systems Distributor." The employees and agents of KNOGO are NOT for any purpose the employees or agents of 3M.

10.  NO ASSIGNMENT.

     KNOGO will not assign its rights or delegate its duties under this Agreement without 3M's prior written approval. Without in any way limiting its rights as stated in Article 5, 3M expressly reserves the right to terminate this Agreement on: (a) the sale of all or substantially all of the stock of KNOGO; or
(b) the sale or transfer of the entire business or substantially all the assets of KNOGO. Any assignment or transfer of this Agreement or any interest in this Agreement, without 3M's prior written consent is void and cause for termination of this Agreement. Nothing in this Agreement will be construed to grant any person or entity not a party to this Agreement any rights or powers whatsoever. No person or entity will be a third party beneficiary of this Agreement.

11.  NO WAIVER.

     Any failure or delay by either party in exercising any right or remedy in one or many instances will not prohibit a party from exercising it at a later time or from exercising any other right of remedy.

12.  NOTICES.

     All notices must be in writing and will be deemed to have been given when received. Any w notice to 3M will be addressed to:

                  Jan Hamann, Project Manager
                  3M Company
                  Library Security Systems, Bldg. 225-4N-14
                  Safety & Security Systems Division
                  St. Paul, MN  55144

With a copy to:

                  General Counsel
                  3M Company
                  P. O. Box 33428
                  St. Paul, MN 55133-3428

Any notice to KNOGO will be addressed to:

                  Thomas A. Nicolette, President
                  Knogo North America Inc.
                  350 Wireless Blvd.
                  Hauppauge, Long Island, NY 11788-3907

With a copy to:   Wm.  A.  Perlmuth
                  Stroock & Stroock & Lavan
                  7 Hanover Square
                  New York, NY 10004

All notices shall be deemed to be effective within 48 hours after facsimile transmission, or 96 hours after delivery by United States mail, whichever is first to occur.

13.  GOVERNING LAW: DISPUTE RESOLUTION

     A. Any questions, claims, disputes or litigation arising from or related to this Agreement shall be governed by the laws of Minnesota, without regard to the principles of conflicts of law.

     B. Any and all disputes arising between the parties shall be resolved in accordance with the procedures set forth in paragraph 4.5 of the Assets Purchase Agreement.

14.  MODIFICATION.

     No part of this Agreement may be waived, modified, or supplemented in any manner whatsoever (including a course of dealing or of performance or usage of trade) except by a written instrument signed by 3M's Project Manager and an officer of KNOGO.

15.   ENTIRE AGREEMENT.

     This Agreement supersedes and terminates any and all prior agreements, whether written or oral, between the parties with respect to the subject matter of this Agreement. Each party agrees that it has not relied on any representation, warranty, or provision not explicitly stated in this Agreement and that no oral statement has been made to either party that in any way tends to waive any of the terms or conditions of this Agreement. THIS AGREEMENT IS INTENDED BY THE PARTIES TO BE THE FINAL, COMPLETE AND EXCLUSIVE STATEMENT OF ALL TERMS AND CONDITIONS OF THIS AGREEMENT.

ACCEPTED AND AGREED TO:

MINNESOTA MINING AND                        KNOGO NORTH AMERICA INC.
MANUFACTURING COMPANY

By:    /s/ JON T. HAMANN                     By: /s/ T.A. NICOLETTE
         Jon T. Hamann                           Thomas A. Nicolette
         Project Manager                     President & Chief Exec. Officer

       3/22/96                               3/22/96
       Date                                  Date